Exhibit 99.1

Stewart Reports Earnings for 2006

          HOUSTON, Feb. 16, 2007 -- Stewart Information Services Corporation (NYSE: STC) today reported the results of its operations for the year and fourth quarter ended December 31, 2006. (Dollar amounts in the table below are in millions, except per share figures.)

	Year 2006	Year 2005

Total revenues	$2,471.5	$2,430.6
Pretax earnings before minority interests	84.5	165.0
Net earnings	43.3	88.8
Net earnings per diluted share	2.36	4.86

	Fourth Quarter

	2006	2005

Total revenues	$645.8	$629.1
Pretax earnings before minority interests	19.7	21.2	(a)
Net earnings	10.7	9.1	(a)
Net earnings per diluted share	0.59	0.50	(a)

(a)	Includes additions to title loss reserves aggregating $10.5 million ($6.8 million after taxes, or $0.37 per diluted share).

          Financial Highlights

          *  Revenues for the year 2006 set a record high at $2.5 billion. This represented an increase of 1.7 percent compared with the year 2005. Net earnings for 2006 were $43.3 million versus $88.8 million for 2005.

          *  The increase in revenues for the year 2006 compared to the year 2005 was due primarily to acquisitions, revenues from new agencies, continued growth in revenues from commercial transactions and an increase in international operations.  The increase in revenues was substantially offset by a decline in transaction volume handled by the Company’s direct operations in certain major markets of the country.  The decline was due to a softening real estate market resulting primarily from a higher interest rate environment. Mortgage interest rates averaged 6.4 percent for 2006 compared with 5.9 percent for 2005. Acquisitions increased revenues and pretax earnings by $51.7 million and $2.0 million, respectively, for 2006.

          *  Pretax earnings (calculated before minority interests) for the year 2006 were $84.5 million compared with $165.0 million in 2005.  Based on pretax earnings, the Company’s profit margin was 3.4 percent for 2006 compared with 6.8 percent for 2005. In comparing 2006 with 2005, the pretax profit margin was negatively impacted by a softening real estate environment resulting primarily from the higher interest rate environment, a higher complement of lower-margin agency business compared to direct operations and a higher provision for policy losses due to an increase in the Company’s loss experience for recent policy years.  The decrease in pretax profit margin was somewhat offset by the higher level of commercial transactions, which typically earn higher premiums.

          *  The Company continues to incur significant other operating expenses and employee costs related to its technology advancements and compliance with both privacy laws and Sarbanes-Oxley. Although employee costs increased in 2006 compared with 2005 primarily due to acquisitions and costs associated with developing technology initiatives, the Company reduced employee costs in markets where direct operations experienced revenue declines. In response to overall decreases in transaction volumes, the Company’s workforce in its title offices was reduced by approximately 920 employees, or 11.6 percent, during 2006. Giving effect to the increase in staff primarily for advancing technology, the Company reduced its total workforce by approximately 720 employees, or 7.1 percent. Right-sizing extended into January 2007 with the reduction of an additional 180 employees.  These amounts exclude increases from new offices.

          *  For the fourth quarter of 2006, revenues increased 2.6 percent to $645.8 million compared with the fourth quarter of 2005.  The increase was due primarily to continued growth in revenues from commercial transactions and revenues from new agencies, partially offset by a decline in the Company’s direct operations in certain major markets of the country as noted in the yearly analysis above.

          *  Pretax earnings were $19.7 million and $21.2 million for the fourth quarters of 2006 and 2005, respectively.  Earnings for the fourth quarter of 2006 compared with the fourth quarter of 2005 were impacted by a higher complement of lower-margin agency business compared to direct operations, partially offset by a decrease in title loss reserves. The fourth quarter of 2006 included additions to title loss reserves of $4.3 million, or $6.2 million less than the fourth quarter of 2005.  These provisions related to large losses attributed primarily to agency defalcations.  The fourth quarter of 2005 also included charges related to the Company’s accounting for leases and employee vacations of $2.8 million and $2.1 million, respectively.

          *  Stewart’s book value per share increased by 4.2 percent to $44.00 at December 31, 2006 compared with $42.21 at December 31, 2005.

          *  Stewart paid a $0.75 per share annual cash dividend in 2006, the same rate paid in 2005.

          Title orders declined in the fourth quarter of 2006 by 13.4 percent from the same period a year ago. Orders were 12.7 percent less in December 2006 than December 2005.  A softening national housing market was the major reason for the decline in order counts.

          “Our growing commercial and international operations significantly contributed to our results in 2006 and we’re very proud of our accomplishments in these areas,” said Malcolm S. Morris, chairman and co-chief executive officer. “Commercial revenues have more than tripled since the beginning of the decade when we began a major push in this area.  Our international operations enjoyed strong increases in profits in 2006. Although our international business represents a small percentage of total title revenues today, the growth potential is exciting.”

          “In the second quarter of 2007, we expect to deliver our next generation web-enabled production system built on Microsoft’s net development platform and will begin the process of conversion and roll-out,” said Stewart Morris, Jr., president and co-chief executive officer. “As we convert to this full featured title and escrow system, we anticipate gains in productivity and enhanced customer service.

          “Consistent with our goal of making acquisitions that are accretive to shareholder interests, we recently acquired Border Title Group in Laredo, Texas, one of the top growth markets in the country.

          “Our vendor-management company E-Title(R), a subsidiary in the real estate information segment of Stewart, is gaining traction as a nationwide participant in this growing industry segment,” said Stewart Morris, Jr.

          The Company sold GlobeXplorer(R) and AirPhotoUSA(R) in January 2007 to DigitalGlobe(R) and entered into agreements with these companies to continue to provide spatial and digital imagery through our real estate information portal www.PropertyInfo.com .

          Stewart Information Services Corporation is a customer-oriented, technology-driven, strategically competitive, real estate information and transaction management company.  Stewart provides title insurance and related information services required for settlement by the real estate and mortgage industries through more than 9,500 policy-issuing offices and agencies in the United States and international markets.  Stewart also provides post-closing lender services, automated county clerk land records, property ownership mapping, geographic information systems, property information reports, flood certificates, document preparation, background checks and expertise in tax- deferred exchanges. More information can be found at www.stewart.com .

          This press release may contain forward-looking statements, which include all statements other than statements of historical facts. Forward-looking statements are not guarantees of performance and no assurance can be given that Stewart’s expectations will be achieved. In particular, historical order counts do not necessarily indicate future revenues because Stewart cannot predict the number of orders that will result in closings.

STEWART INFORMATION SERVICES CORPORATION
STATEMENTS OF EARNINGS
(In thousands of dollars, except per share amounts)

	Three months ended Dec 31		Year ended Dec 31

	2006	2005 (1)	2006	2005

Revenues
Title insurance:
Direct operations	262,647	262,555	1,028,688	1,041,977
Agency operations	351,309	336,332	1,321,994	1,272,062
Real estate information services	21,244	21,420	81,159	82,495
Investment income	9,229	7,654	34,913	29,127
Investment and other gains - net	1,379	1,183	4,727	4,966

	645,808	629,144	2,471,481	2,430,627
Expenses
Amounts retained by agencies	282,668	269,715	1,067,071	1,032,496
Employee costs	182,311	181,246	728,529	694,599
Other operating expenses	106,948	102,234	405,951	373,161
Title losses and related claims	41,708	44,324	141,557	128,102
Depreciation and amortization	10,842	9,312	37,747	33,954
Interest	1,666	1,073	6,090	3,351

	626,143	607,904	2,386,945	2,265,663

Earnings before taxes and minority interests	19,665	21,240	84,536	164,964
Income taxes	4,614	6,727	23,045	56,768
Minority interests	4,306	5,412	18,239	19,431

Net earnings	10,745	9,101	43,252	88,765

Average number of diluted shares (000)	18,308	18,279	18,304	18,246
Earnings per share - diluted	0.59	0.50	2.36	4.86

Segment information:
Title revenues	624,564	607,724	2,390,322	2,348,132
Title pretax earnings before minority interests	19,852	20,558	83,234	154,391
REI revenues	21,244	21,420	81,159	82,495
REI pretax earnings (loss) before minority interests	(187)	682	1,302	10,573

Selected financial information:
Cash provided by operations	44,275	40,236	99,397	173,508
Title loss payments - net of recoveries	26,739	22,385	106,589	82,162
Changes in other comprehensive earnings - net of taxes	318	(2,916)	2,433	(8,160)
Number of title orders opened (000):
October	59.3	69.6
November	54.6	62.2
December	48.1	55.2

Quarter	162.0	187.0

	Dec 31 2006	Dec 31 2005

Stockholders’ equity	802,262	766,313
Number of shares outstanding (000)	18,231	18,154
Book value per share	44.00	42.21

(1)	Includes additions to title loss reserves aggregating $10.5 million ($6.8 million after taxes, or $0.37 per diluted share).

STEWART INFORMATION SERVICES CORPORATION
BALANCE SHEETS (condensed)
(In thousands of dollars)

	Dec 31 2006	Dec 31 2005

Assets
Cash and cash equivalents	136,137	134,734
Short-term investments	161,711	206,717
Investments - statutory reserve funds	490,540	449,475
Investments - other	78,249	85,802
Receivables - premiums from agencies	58,023	49,397
Receivables - other	61,556	47,791
Allowance for uncollectible amounts	(9,112)	(8,526)
Property and equipment	99,325	85,762
Title plants	70,324	58,930
Goodwill	204,302	155,624
Intangible assets	15,444	15,268
Other assets	91,708	80,177

	1,458,207	1,361,151

Liabilities
Notes payable	109,549	88,413
Accounts payable and accrued liabilities	130,589	125,255
Estimated title losses	384,396	346,704
Deferred income taxes	14,139	15,784
Minority interests	17,272	18,682

	655,945	594,838
Contingent liabilities and commitments
Stockholders’ equity
Common and Class B Common Stock and additional paid-in capital	148,517	145,367
Retained earnings	649,598	619,232
Accumulated other comprehensive earnings	8,061	5,628
Treasury stock	(3,914)	(3,914)

Total stockholders’ equity	802,262	766,313

	1,458,207	1,361,151

          February 16, 2007

SOURCE  Stewart Information Services Corporation
          -0-                                                            02/16/2007
          /CONTACT:  Ted C. Jones, Director - Investor Relations of Stewart Information Services Corporation, +1-713-625-8014/
          /Web site:  http://www.stewart.com
                            http://www.PropertyInfo.com /
          (STC)